Exhibit 99.2
Under Armour: Second Quarter 2013 Earnings Call, July 25, 2013 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time discussing our second quarter financial results followed by our updated outlook for 2013.

Our net revenues for the second quarter of 2013 increased 23% to $455 million. Apparel grew 23% to $310 million during the quarter from $253 million in the prior year, representing the 15th straight quarter of at least 20% growth for our largest product category.

Increased newness remains a key factor in our apparel strength year-to-date, highlighted in the second quarter by our new HeatGear Sonic Baselayer line, as well as our expanded Storm and Charged Cotton platforms. Additional success in Women's was driven by our expanded Sports Bras assortment, new designs in tanks, and heightened color in capris. We are also seeing tremendous traction in Youth, both boys and girls, where we are seeing strong growth in both new and existing distribution led by graphic tees.

Our Direct-to-Consumer net revenues increased 29% for the quarter, representing approximately 30% of net revenues compared to approximately 29% in the prior year period. In our Retail business, we opened three new Factory House stores during the second quarter, increasing our domestic Factory House store base to 105, up 14% from 92 locations at the end of last year's second quarter. As we provided at last month's Investor Day, we expect to open approximately 13 total Factory House stores during 2013, closing the year with 114 domestic locations. On the specialty store side, we continue to test and learn at our first UA Brand House store in Baltimore and remain on track to open our second location at Tyson's Corner this November. In Ecommerce, we achieved another quarter of strong growth highlighted by ongoing positive trends in average order value which benefited from an improvement in our inventory positioning across the channel.

Second quarter Footwear net revenues increased 21% to $82 million from $67 million in the prior year, representing approximately 18% of net revenues. As Kevin mentioned, our football cleat business, led by our expanded Highlight offering, is off to a great start as we head into the heart of the buying season, and we continue to see traction in running led by our expanded UA Spine platform.

Our Accessories net revenues during the second quarter increased 30% to $51 million from $39 million in the prior year period. We continue to see strong results across our headwear lines and are well positioned for back-to-school with our recent bags re-launch.

International net revenues increased 25% to $26 million in the second quarter and represented 6% of total net revenues, highlighted by strong growth with our Latin American and EMEA businesses.

Moving on to margins. Second quarter gross margins expanded 240 basis points to 48.3% compared with 45.9% in the prior year's quarter. Two primary factors drove this performance during the quarter:

•	First, we continued to realize lower product input costs, primarily driven by North American apparel and accessories, which positively impacted gross margins by approximately 140 basis points.

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Second, our sales mix was more favorable year-over-year, including a lower mix of excess product sold through our Factory House channel and a lower proportion of wholesale footwear sales. These factors helped contribute approximately 110 basis points to gross margins during the quarter.

Selling, general and administrative expenses as a percentage of net revenues leveraged 150 basis points to 41.2% in the second quarter of 2013 from 42.7% in the prior year's period. Details around the four SG&A buckets are as follows:

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First, Marketing costs decreased to 10.7% of net revenues for the quarter from 12.6% in the prior year period, primarily driven by the timing of our first global marketing campaign for 2013, which was more concentrated during the first quarter.

•	Second, Selling costs increased to 11.3% of net revenues for the quarter from 10.5% in the prior year period, primarily driven by the growth in our Direct-to-Consumer business.

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Third, Product Innovation and Supply Chain costs decreased to 10.2% of net revenues for the quarter from 10.7% in the prior year period, primarily driven by leveraging personnel costs during the period.

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Finally, Corporate Services increased slightly to 9.0% of net revenues for the quarter from 8.9% in the prior year period, as we made incremental investments to support our international expansion efforts.

Operating income during the second quarter increased to $32 million compared with $12 million in the prior year period. Operating margin expanded 390 basis points during the quarter to 7.1%.

Our second quarter tax rate of 43.0% was unfavorable to the 38.9% rate in last year's period primarily driven by lapping a state tax credit last year. In addition, reduced profitability overseas due to incremental investments in our international business and lower than planned contribution from our existing international businesses due primarily to currency headwinds, adversely impacted our tax rate.

Our net income increased to $18 million compared with $7 million in the prior year period. Second quarter diluted earnings per share increased to $0.16 compared to $0.06 last year.

Now moving over to the balance sheet. Total cash and cash equivalents at quarter-end increased 57% to $224 million compared with $143 million at June 30, 2012. Long-term debt, including current maturities, decreased to $55 million at quarter-end from $74 million at June 30, 2012. Inventory at quarter-end increased 29% year-over-year to $491 million compared to $381 million at June 30, 2012.

Our investment in capital expenditures was approximately $22 million for the second quarter. We currently expect 2013 capital expenditures in the range of $85 million to $90 million, ahead of our prior guidance of the high end of $80 million to $85 million, with the increase reflecting a combination of incremental in-store shop-in-shop investments with key wholesale partners and a slightly higher than originally planned Factory House store count.

Now moving onto our updated outlook for 2013. Our prior outlook called for 2013 net revenues of $2.21 billion to $2.23 billion, representing growth of 21% to 22%, and 2013 operating income of $256 million to $258 million, representing growth of 23% to 24%. Based on our current visibility, we are raising our net revenues outlook to a range of $2.23 billion to $2.25 billion, representing growth of 22% to 23%. We are also raising our operating income outlook to a range of $258 million to $260 million, representing growth of 24% to 25%.

Below operating results, we now expect a full year effective tax rate of 40.0% to 41.0%, compared to our previous guidance range of 39.0% to 39.5%. Fully diluted weighted average shares outstanding are still expected in the range of 108 million to 109 million.

With our first half results in the books, we have several additional updates to how we see the back half of the year playing out.

First, Net Revenues. Based on our prior guidance, we expected a slightly stronger net revenues growth rate in the third quarter than the fourth quarter driven by the timing of back-to-school Footwear shipments and the sell-in from our new bag accessories line. Given current visibility, which includes bookings we have received for the fourth quarter, we now expect relatively similar net revenues growth rates in the third and fourth quarters.

Second, Gross Margin. As we enter into the back half of the year, we have four themes that we continue to see playing out:

•	the product cost benefit from the first half of the year is not expected to continue in the back half of the year,

•	we will lap last year's incremental air freight expenses,

•	we will also lap last year's excess disposition strategy at our outlet stores, and

•	we are re-sourcing key products to more expensive, but more reliable suppliers.

In addition to these consistent themes, we have a few new factors that have recently come in to play that impact the balance of the year.

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First, as the result of an ongoing customs audit, we are having discussions with Canadian officials regarding changes to the importation value methodology for goods imported into Canada.  We are challenging many of the audit findings and there is uncertainty on the ultimate outcome and timing. However, changes in our existing methodology are expected to have an unfavorable impact on our gross profit.

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Second, we are factoring into our plans the impact of foreign currency fluctuations, most notably with the weaker Japanese Yen and Canadian dollar. These businesses are weighted to the back half of the year, particularly within our licensing relationship in Japan, where approximately two-thirds of our royalty revenues in 2012 were generated in the second half of the year.

We expect these new factors to offset some of the early stage supply chain improvements that came in better than anticipated during the second quarter. Therefore, we still expect the full year gross margin rate to improve only modestly from the 47.9% level in 2012. Regarding the balance of the year, we now expect fairly consistent year-over-year gross margin declines in both the third and fourth quarters.

Third, our SG&A buckets. In Marketing, we continue to see leverage in the third quarter followed by a more consistent year-over-year rate of spending in the fourth quarter. We currently expect the full year Marketing expense rate will be relatively comparable to the 11.2% rate in 2012.

Combining our other three SG&A buckets, we expect expense leverage to occur in both the third and fourth quarters. Overall, we continue to expect a relatively consistent rate of consolidated SG&A spending for the full year, which will drive only modest operating margin expansion this year from the 11.4% level achieved in 2012.

One final note on SG&A. Last month at our Investor Day, we discussed our growth plans through 2016 and the pace of investments needed to support this growth. As such, we would expect to be opportunistic with any additional net revenues or gross margin upside to our plan during the duration of this year, by re-investing in SG&A to help support these growth initiatives in future years. For instance, we are taking advantage of some opportunities to enter new markets ahead of plan, including opening new subsidiaries in places like Brasil and Chile.

Fourth, our tax rate. As previously mentioned, we expect reduced profitability overseas due to incremental investments in our international business and lower than planned contribution from our existing international businesses due primarily to currency, will continue to adversely impact our tax rate. Thus, we now anticipate a full year effective tax rate in the range of 40.0% to 41.0%, ahead of our previous guidance of 39.0% to 39.5%.

Finally, a few thoughts on Inventory. We expect the inventory growth rate will peak in the third quarter primarily given the normalization of our fleece levels after last year's delivery challenges. By year end, we expect the inventory growth rate will be more in line with our net revenue growth rate.

Forward Looking Statements
Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex, global business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.